Exhibit 12

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (a)

(in millions of dollars)

	For the Three Months Ended May 31,		For the Fiscal Years Ended February 28,		For the Fiscal Year Ended February 29, 2004	For the Fiscal Years Ended February 28,
	2006	2005	2006	2005		2003	2002
Earnings:
Income before provision for income taxes	$146.9	$92.0	$477.3	$432.0	$344.4	$335.0	$227.4
Plus fixed charges	52.9	51.4	207.0	152.7	169.8	112.9	122.9
Less interest capitalized	(0.4)	(0.3)	(0.9)	(1.2)	(1.8)	(0.9)	(1.1)

Earnings, as adjusted	$199.4	$143.1	$683.4	$583.5	$512.4	$447.0	349.2

Fixed Charges:
Interest on debt and capitalized leases	$50.1	$48.6	$195.2	$141.2	$150.3	$107.0	$116.4
Amortization of direct financing costs	1.4	1.4	6.2	7.6	16.1	3.7	4.1
Amortization of discount on debt	—	—	0.1	0.1	0.1	0.1	0.5
Interest element of rentals	1.4	1.4	5.5	3.8	3.3	2.1	1.9

Total fixed charges	52.9	51.4	207.0	152.7	169.8	112.9	122.9
Preferred stock dividends, adjusted to a pretax equivalent basis	4.2	3.0	14.4	15.3	9.0	—	—

Combined fixed charges and preferred stock dividends	$57.1	$54.4	$221.4	$168.0	$178.8	$112.9	$122.9

Ratio of Earnings to Fixed Charges	3.8x	2.8x	3.3x	3.8x	3.0x	4.0x	2.8x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.5x	2.6x	3.1x	3.5x	2.9x	4.0x	2.8x

(a)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before provision for income taxes (adjusted, as appropriate, for equity in earnings of equity method investees) plus fixed charges less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense. “Preferred stock dividends” consist of income before taxes that is required to pay the dividends on our outstanding Series A mandatory convertible preferred stock.